EXHIBIT 99.1

For more information, contact:
Richard J. King, Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000

FOR IMMEDIATE RELEASE

AMC ANNOUNCES ACQUISITION OF MEGASTAR THEATRES

Three-theatre/48 screen deal enhances AMC’s industry-leading circuit

KANSAS CITY, Mo. (December 19, 2003) — AMC Entertainment Inc. (AMEX:AEN), one of the world’s leading theatrical exhibition companies, announced today it has acquired three 16-screen megaplex theatres from MegaStar Cinemas, LLC. The theatres, located in the Atlanta and Minneapolis-St. Paul markets, feature stadium seating and were built since 2000.

“This acquisition is consistent with AMC’s strategy of acquiring top quality assets in major markets,” said AMC Chairman and Chief Executive Officer Peter Brown. “These theatres reflect the high standards associated with the AMC brand and will be a great complement to our modern, high performance theatre circuit.”

The MegaStar theatres acquired by AMC are the MegaStar 16 at the Stonecrest Mall in Lithonia, Ga.; the MegaStar 16 in Maple Grove, Minn. and the MegaStar Southdale Center 16 in Edina, Minn. Including the newly acquired theatres, AMC now operates nine theatres with 147 screens in the Atlanta area, and seven theatres with 83 screens in the Minneapolis-St. Paul area.

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AMC Announces Acquisition of MegaStar Theatres/Page Two

Terms of the transaction were not revealed.  AMC will begin operating the theatres immediately and plans to complete its rebranding of the theatres early next year.

In 2002, AMC acquired Gulf States Theatres, consisting of 68 screens in five locations, and the General Cinema circuit, which consisted of 621 screens in 66 locations. AMC recently disclosed that it was engaged in preliminary discussions with Loews Cineplex Entertainment Corporation about a possible business combination.

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AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 235 theatres with 3,565 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a Web site at www.amctheatres.com.